UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              First Ecom.Com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   32008N104
                  --------------------------------------------
                                 (CUSIP Number)


                                  July 26, 2000
          ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|   Rule 13d-1(b)

         |X|   Rule 13d-1(c)

         |_|   Rule 13d-1(d)



                                Page 1 of 4 pages

---------------------------
CUSIP NO. 32008N104
---------------------------

 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         The Bank of Bermuda Limited
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a)  [  ]
                                                                   (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------

     NUMBER OF          5.      SOLE VOTING POWER
      SHARES                    2,000,000
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY           6.      SHARED VOTING POWER
       EACH                     0
     REPORTING          --------------------------------------------------------
      PERSON            7.      SOLE DISPOSITIVE POWER
       WITH:                    2,000,000
                        --------------------------------------------------------
                        8.      SHARED DISPOSITIVE POWER
                                0
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,000,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               10.41%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         BK
--------------------------------------------------------------------------------


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


ITEM 1.

     (a)  First Ecom.com, Inc.
          --------------------
          Name of Issuer

     (b)  902 Henley Building 5, Queen's Road Central, Hong Kong
          ------------------------------------------------------
          Address of Issuer's Principal Executive Offices

ITEM 2.

     (a)  Bank of Bermuda Limited
          -----------------------
          Name of Person Filing

     (b)  6 Front Street, Hamilton, Bermuda
          ---------------------------------
          Address of Principal Business Office or, if none, Residence

     (c)  Bermuda
          -------
          Citizenship

     (d)  Common Stock
          ------------
          Title of Class of Securities

     (e)  32008N104
          ---------
          CUSIP Number

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]   Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o);
     (b)  [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
     (c)  [ ]   Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c);
     (d)  [ ]   Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C. 80a-8);
     (e)  [ ]   An investment adviser in accordance with
                ss.240.13d-1(b)(1)(ii)(E);
     (f)  [ ]   An employee benefit plan or endowment fund in accordance with
                ss.240.13d-1(b)(1)(ii)(F);
     (g)  [ ]   A parent holding company or control person in accordance with
                ss.240.13d-1(b)(1)(ii)(G);
     (h)  [ ]   A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);
     (i)  [ ]   A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [ ]   Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 2,000,000 shares.

     (b)  Percent of class: 10.41%.

     (c)  Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote: 2,000,000.

          (ii)    Shared power to vote or to direct the vote: 0.

         (iii) Sole power to dispose or to direct the disposition of 2,000,000 shares.

          (iv) Shared power to dispose or to direct the disposition of 0 shares.


                                Page 3 of 4 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10.  CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               August __, 2000
                              ------------------------------------------------
                                                    Date

                                            /s/ Alan Richardson
                              ------------------------------------------------
                                                 Signature

                                 Alan Richardson, Executive Vice President
                              ------------------------------------------------
                                                 Name/Title



                                Page 4 of 4 pages